                                                                    EXHIBIT 11.1

                        MERCURY INTERACTIVE CORPORATION

                  COMPUTATION OF NET INCOME (LOSS) PER COMMON
                          AND COMMON EQUIVALENT SHARE
                          (Primary and fully diluted)

                    (in thousands, except per share amounts)


                                          Three months ended
                                               March 31,
                                         ---------------------
                                            1996        1995
                                         ----------   --------

Weighted average common shares               15,759    12,815
 outstanding
Weighted average common equivalent
 shares from dilutive options (1)                --       855

                                            -------   -------
Weighted average common shares and           15,759    13,670
 equivalents
                                            =======   =======
Net income (loss)                           $  (650)  $ 1,037
                                            =======   =======
Net income (loss) per share                 $  (.04)  $  0.08
                                            =======   =======

(1) Common equivalent shares are excluded from the computation if their effect is anti-dilutive.